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                                                                    EXHIBIT 99.1

                                        Contact:  Peter Hartz
                                               Sr. VP Sales & Marketing
                                               IDB Communications Group, Inc.
                                               (213) 240-3721

                                                 Michael Sitrick
                                               Michael Kolbenschlag
                                               Sitrick Krantz & Co.
                                               (310) 788-2850

 DELOITTE SAYS IT RESIGNED AS IDB'S AUDITORS OVER FIRST QUARTER 1994 ACCOUNTING
                                ISSUES TOTALING
                   $.04 PER SHARE; PREVIOUS AUDITS REAFFIRMED

    LOS ANGELES, CA -- JUNE 14, 1994 -- In a letter to the Securities and Exchange Commission yesterday, Deloitte & Touche stated that it resigned as IDB Communications Group, Inc.'s auditors over the recording of items in the company's 1994 first quarter which in aggregate totaled $5.4 million in pre-tax income or $.04 per share. In its letter, Deloitte cited no irregularities in IDB's financial statements and expressed no limitation or withdrawal of its previous reports. Deloitte's letter, in its entirety, was included in a Form 8-K filed by IDB today with the SEC.

    Jeffrey P. Sudikoff, chairman and chief executive officer of IDB stated, "I am astonished that after eight and one-half years, Deloitte & Touche would resign as our auditors over what their letter confirms were accounting issues, limited to the first quarter, without so much as a phone call to me."

    In its letter, Deloitte stated: "(a) it disagreed with the recording of revenue in connection with the 'sale of transponder capacity,' because the information and documentation represented to Deloitte did not support the recording of the sale as of March 31, 1994; (b) it was awaiting further information and documentation from (IDB) to support the 'purchase accounting adjustments'; (c) it needed additional support from (IDB) for (IDB's) proposed $2.9 million increase in its provision for doubtful accounts, because in all previous discussions regarding (IDB's) first quarter results, management of
(IDB) had represented to Deloitte that the provision for doubtful accounts was adequate."

    Deloitte stated that while it expressed concerns regarding the accuracy of IDB's reported results of operations for the first quarter of 1992, these concerns "were ultimately resolved to Deloitte's satisfaction."

    In its letter, Deloitte said that it agreed with the statement in IDB's Form 8-K, filed May 31, 1994, that "the financial statements of (IDB) for each of the two fiscal years in the period ended December 31, 1993 did not contain any adverse opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles."

    The letter went on, "In an oral communication to the Audit Committee at the conclusion of the audit of (IDB's) financial statements for the year ended December 31, 1992, Deloitte noted that the condition of (IDB's) underlying accounting records had improved 'dramatically.' However, in the meeting held with (IDB's) Audit Committee on May 23, 1994, the day of Deloitte's resignation, Deloitte advised (IDB) that its interim financial reporting that had improved in the latter part of 1992 and in 1993 had again deteriorated in the first quarter of 1994."

    Mr. Sudikoff said that while he disputed Deloitte's statement relative to the deterioration of IDB's financial controls, the company has taken steps to address any such concerns.

    "On June 9, we announced that the outside members of our audit committee have been given the responsibility for the retention of our new auditors. They will also, with the help of outside consultants, review our accounting systems and controls. Both of these processes are underway. Even

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though  we believe  that Deloitte's  letter validates  our view  that the market
over-reacted  to  our  auditor's  resignation,  we  are  taking  seriously   the
credibility issues raised by the recent decline in the value of our stock," he said.

    "No one has ever questioned the potential or underlying value of our company," Mr. Sudikoff said. "Now that this cloud of uncertainty has been removed, we can once again concentrate all of our energies on growing our business."

    IDB Communications Group, Inc. is a global telecommunications company that operates a domestic and international communications network providing its customers with international private line and long distance telephone services, radio and television transmission services, facsimile and data connections, mobile satellite communications capabilities and the design and integration of satellite networks worldwide.

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